Exhibit 10.7

NOTICE: THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR UNDER ANY STATE SECURITIES LAW AND MAY NOT BE PLEDGED, SOLD, ASSIGNED OR TRANSFERRED UNLESS (I) A REGISTRATION STATEMENT WITH RESPECT THERETO IS EFFECTIVE UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAW REQUIREMENTS HAVE BEEN MET OR (II) EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE REGISTRATION OR QUALIFICATION REQUIREMENTS OF APPLICABLE STATE SECURITIES LAWS ARE AVAILABLE.

                                               Promissory Note

US$2,442,000                                                                                                               May 17, 2011

FOR VALUE RECEIVED, the undersigned, Infrastructure Developments Corp., a Nevada corporation,   with offices located at 299 S. Main Street, 13th Floor, Salt Lake City, Utah, 84111 (the “Maker”), unconditionally promises to pay to the order of WWA Group, Inc., a Nevada company,  with offices at 404 W. Powell Lane, Suite 303-304, Austin, Texas, 78753 (the “Payee”), the Maker’s indebted amount in the principal sum of two million, four hundred and forty two thousand U.S. Dollars (U.S. $2,442,000), together with interest on such principal amount as provided (this “Note”).

1.         Interest.  The unpaid principal balance of this Note shall bear interest from the date of this Note until this Note shall have been paid in full at the lower of (i) six percent (6%) per annum, or (ii) the maximum non-usurious rate of interest permissible under applicable law; provided, however, that any amount not paid when due in accordance with the terms of this Note shall bear interest from the date such payment was due until paid at the lower of (i) twelve percent (12%) per annum or (ii) the maximum non-usurious rate of interest permissible under applicable law.

2.        Payment of Principal and Interest.  Principal and accrued interest under this Note shall be paid in full by May 17, 2016 (the “Maturity Date”). Interest on this Note shall be computed on the basis of a year of 365 days for the actual number of days elapsed.

3.         Currency; Place of Payment.  Principal and all accrued interest is payable in lawful money of the United States of America and in immediately available funds, at 404 W. Powell Lane, Suite 303-304, Austin, Texas, 78753, or at such other address as the Payee may from time to time designate in writing.

4.       Prepayment.  Maker may, but shall not be required to, pre-pay principal and interest on this Note in whole or in part at any time. Should Maker elect to pre-pay a portion of this Note, Maker shall receive a pre-payment discount on the paid amount (to encourage early payment on the Note) according to the following table:

Payment Discount Period	Payment Discount Percentage
May 18, 2011 - May 17, 2012	20.0%
May 18, 2012 - May 17, 2013	15.0%
May 18, 2013 - May 17, 2014	10.0%
May 18, 2014 - May 17, 2015	5.0%
May 18, 2015 - May 17, 2016	2.5%

5.         No Set-Off.  Other than as stipulated in Item 4 with respect to pre-payment, payment of principal and interest on this Note shall be made without any deductions whatsoever, including but not limited to any deduction for any set-off, recoupment or counterclaim.  Unless the Payee otherwise agrees, all payments on this Note shall be applied first to accrued and unpaid interest and then to unpaid principal.

6.         Board of Directors Appointment.  The Payee shall have the right to hold one seat on the Maker’s board of directors. The Payee may nominate its member for the Maker’s board of directors at any time and the Maker’s board of directors shall appoint such nominated member as soon as practicable thereafter.

7.         Severability.  Any provision of this Note that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions of this Note in such jurisdiction, and any such prohibition or unenforceability in any such jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.         No Waiver; Cumulative Remedies.

a.         The Payee shall not, by any act (except by a written instrument executed and delivered in accordance with subparagraph (b) below), delay, indulgence, omission or otherwise be deemed to have waived any right, remedy or other power under this Note or to have acquiesced in any default under this Note.  The rights, remedies and powers provided to the Payee under this Note are cumulative, may be exercised singly or concurrently, and are not exclusive of and shall be in addition to all other rights, remedies, or powers provided by applicable law.  The Payee may exercise any or all rights, remedies and powers at any time(s) in any order which the Payee chooses in its discretion.

b.         No waiver, amendment, supplement or other modification of any of the terms or provisions of this Note shall be effective unless set forth in a writing executed and delivered by the party sought to be charged.

9.         Events of Default; Acceleration.  An “Event of Default” shall exist under this Note if any one of the following occurs:

a.         Maker shall fail to make any payment when due under this Note (including any payment due by reason of acceleration) and such failure shall continue for a period of five days after the Payee shall have given the Maker written notice of such failure.

b.         Maker shall fail to appoint the Payee’s nominee to the board of directors as stipulated in Item 6 within 14 days of the Payee’s notice of nomination to the board of directors.

c.         Dissolution, liquidation, business failure of the Maker or any guarantor of this Note, appointment of a liquidator or receiver for any of the property of the Maker or any guarantor of this Note, assignment for the benefit of creditors by the Maker or any guarantor of this Note, or the commencement of any case or proceeding under any bankruptcy or insolvency laws by or against the Maker or any guarantor of this Note, or failure of the Maker or any guarantor generally to pay its debts when they become due.

Upon the occurrence and at any time during the continuance of any Event of Default, the Payee, by written notice to the Maker, may declare the entire unpaid principal balance of this Note and all accrued and unpaid interest on this Note to be due and payable immediately, and upon any such declaration the entire unpaid principal balance of this Note and all accrued and unpaid interest on this Note shall become immediately due and payable, without the need for presentment, demand for payment, protest, notice of dishonor or protest or any other notice of any kind, all of which are expressly waived by the Maker.

10.       Collection Expenses.  If this Note is placed in the hands of an attorney for collection, or is collected in whole or in part by suit or through bankruptcy proceedings or other legal proceedings of any kind, the Maker agrees to pay, in addition to all other sums payable under this Note, all costs and expenses of collection and enforcement, including, but not limited to, reasonable attorneys' fees.

11.       Usury.  It is the intent of the Payee in accepting this Note and the Maker in the execution of this Note to contract in strict compliance with applicable usury law.  In furtherance of that intent, the Payee, by accepting this Note, and the Maker stipulate and agree that none of the terms and provisions contained in this Note, or in any other agreement by the Maker in favor of the Payee, shall ever be construed to create a contract to pay for the use, forbearance or detention of money, or interest, at a rate in excess of the maximum non-usurious interest rate permitted to be charged by applicable law.

Neither the Maker nor any guarantors, endorsers or other parties now or in the future becoming liable for payment of this Note shall be required to pay interest on the Note, or on any other agreement by the Maker in favor of the Payee, at a rate in excess of the maximum non‑usurious interest that may lawfully be charged under applicable law, and the provisions of this Item 11 shall control over all other provisions of this Note or any other agreement which may be in apparent conflict with Item 11.

The Payee, by its acceptance of this Note, expressly disavows any intention to charge or collect excessive unearned interest or finance charges in the event the maturity of this Note is accelerated.  If the Payee shall collect monies and/or any other thing of value deemed to constitute interest that would increase the effective interest rate on this Note to a rate in excess of the maximum non-usurious rate of interest permitted to be charged by applicable law (whether as a result of acceleration of this Note, pre‑payment, or otherwise), an amount equal to interest in excess of the lawful rate shall, upon such determination, at the option of the Payee, be either immediately returned to the Maker or credited against the principal balance of this Note then outstanding, in which event any and all penalties of any kind under applicable law as a result of such excess interest shall be inapplicable.

By execution of this Note, the Maker acknowledges that it believes the indebtedness evidenced by this Note (and interest on such indebtedness) to be non-usurious and agrees that if, at any time, the Maker should have reason to believe the same is in fact usurious, it will give the Payee notice of such condition and the Maker agrees that the Payee shall have 90 days after receipt of such notice in which to make appropriate refund or other adjustment in order to correct such condition if in fact such condition exists.

The term “applicable law” as used in this Item 11 shall mean the internal laws of the State of Utah or the laws of the United States, whichever laws provide for the lowest maximum non‑usurious rate of interest applicable to indebtedness similar to that represented by this Note, as such laws now exist or may be changed or amended or come into effect in the future.

12.       Certain Waivers.  The Maker and any guarantor, endorser or other surety with respect to this Note (collectively, the “Obligors”) and each of them (i) waive(s) presentment, diligence, protest, demand, notice of demand, notice of acceptance or reliance, notice of non‑payment, notice of dishonor, notice of protest and all other notices to parties in connection with the delivery, acceptance, performance, default or enforcement of this Note, or any endorsement or guaranty of this Note; (ii) consent(s) to any and all delays, extensions, renewals or other modifications of this Note or the debt evidenced by this Note, any waivers of any term of this Note, any subordination of the debt evidenced by this Note, and any failure to act by the Payee or any other forbearance or indulgence shown by the Payee, from time to time and in one or more instances (without notice to or assent from any of the Obligors) and agree(s) that none of the foregoing shall release, discharge or otherwise impair any of their liabilities; (iii) agree(s) that the full or partial release or discharge of any Obligor shall not release, discharge or otherwise impair the liabilities of any other Obligor(s); and (iv) waive(s) any defenses based on surety-ship.

13.       Governing Law.  THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF UTAH, WITHOUT REGARD TO ITS RULES PERTAINING TO CONFLICTS OF LAWS.

IN WITNESS WHEREOF, the Maker has executed and delivered this Note as of the date set forth above.

Maker:

Infrastructure Developments Corp.

By: /s/ Thomas R. Morgan

      Thomas R. Morgan, Chief Executive Officer

Accepted by Payee:

WWA Group, Inc.

By: /s/ Eric Montandon

Eric Montandon, Chief Executive Officer